UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 26, 2009
MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

8515 E. Anderson Drive, Scottsdale, AZ	85255

(Address of Principal Executive Offices)	(Zip Code)
(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (c) Appointment of President and Chief Executive Officer. On August 26, 2009, the Board of Directors of Matrixx Initiatives, Inc. (the “Company”) appointed William Hemelt to the positions of President and Chief Executive Officer, effective August 28, 2009. Mr. Hemelt served as the Company’s Acting President, Chief Operating Officer, and Chief Financial Officer since the retirement of the Company’s previous President and Chief Executive Officer on October 31, 2008. Mr. Hemelt, 55, joined the Company in June 1998 as its Chief Financial Officer, Treasurer, and Secretary. He assumed additional responsibilities as Executive Vice President, Operations, in 2001 and served as Secretary until February 2005 and Treasurer until July 2007. In addition to his financial duties, Mr. Hemelt has been responsible for various operational matters, including manufacturing, personnel, and litigation management. A copy of the Company’s press release announcing Mr. Hemelt’s appointment as President and Chief Executive Officer is attached as Exhibit 99.1 to this Report on Form 8-K.
     (d) Appointment of Director. Also effective August 28, 2009, Mr. Hemelt was elected to serve on the Company’s Board of Directors until the Company’s 2010 annual meeting of stockholders.
     (e) Compensation Arrangements. In connection with Mr. Hemelt’s appointment as the Company’s President and Chief Executive Officer, the Compensation Committee of the Board of Directors increased his annual base compensation from $418,000 to $475,000, effective April 1, 2009, the beginning of the Company’s current fiscal year.
Item 8.01. Other Events.
2009 Annual Stockholders’ Meeting
     The Company’s annual stockholders’ meeting was held on August 26, 2009. At the meeting, the Company’s stockholders:
•	Reelected William C. Egan, Samuel C. Cowley and L. White Matthews, III to serve as directors (the terms of Mr. Cowley and Mr. Matthews end at the 2012 annual stockholders meeting and the term of Mr. Egan ends at the 2011 annual meeting);

•	Approved an amendment to the Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan (the “2001 Incentive Plan”) to increase the number of shares authorized for issuance thereunder from 1,500,000 to 2,250,000, to extend the term of the 2001 Incentive Plan for an additional five years, and to make other technical changes to update and clarify certain aspects of the 2001 Incentive Plan; and

•	Ratified the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

     In addition, Mr. Hemelt addressed several recent Company developments, including the following:
•	The Food and Drug Administration (“FDA”) June 16, 2009 warning letter and related developments. For additional information, see the Company’s Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 16, 17, 19 and 23, 2009 and July 2, 2009. The Company has been involved in preliminary discussions with the FDA and has been granted an extension to file its formal response to the warning letter.

•	Litigation against the Company following the FDA warning letter. For additional information, see the Company’s Report on Form 8-K filed with the SEC on July 2, 2009.

•	The Company’s recently filed motion to consolidate and transfer all of the personal injury and consumer fraud matters, including any and all purported class actions, pending against the Company in federal court to the District of Arizona, utilizing the Federal Multidistrict Litigation program (“MDL Program”). The MDL Program permits the consolidation of multiple federal lawsuits when certain criteria are met. The Company’s motion was filed in response to a plaintiff’s request to consolidate and transfer only the consumer fraud matters to the Western District of Missouri. The Company anticipates that the consolidation of cases via the MDL Program, if granted, will enable the Company to reduce its legal costs and manage its case load more efficiently.

•	The Company expects that, within the next couple of quarters, litigation defense costs will reach approximately $4 to $5 million per year. The Company estimates that it has sufficient financial resources to defend itself against the claims that have been filed to date.
Canadian Operations
     As previously disclosed, the Company formed Zicam Canada, Inc. in May 2008 to commercialize sales of Zicam products in Canada. During fiscal 2009, international sales in Canada accounted for approximately $1 million (less than 1%) of the Company’s net sales. The Company has decided to discontinue its operations in Canada in connection with its efforts to rebuild its sales in the United States market. The cessation of sales in Canada will result in a charge of approximately $1.5 million [pre-tax] during the current fiscal quarter. This amount includes the cost to discontinue sales, destroy existing inventory and process accrual reversals for promotions and returns.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)
/s/ William J. Hemelt
William J. Hemelt
President and Chief Executive Officer

Date: September 1, 2009

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